Exhibit 99.1

Creative Medical Technology Holdings Announces Creation of Amniotic Fluid
Stem Cell Focused Subsidiary AmnioStem LLC

Clinical Stage Stem Cell Therapeutics Company Expands Regenerative Medicine Portfolio to ’Off-the-Shelf‘ Allogeneic Stem Cell Products

Phoenix, AZ, November 16, 2016—Creative Medical Technology Holdings (OTCQB:CELZ) announced today the formation of a wholly-owned subsidiary, AmnioStem LLC, focused on the development of therapeutic products derived from amniotic fluid stem cells. These stem cells are subject of issued US patent #7,569,385, which was licensed from the University of California, San Diego (UCSD).

This type of stem cell is considered an adult stem cell since no fetal damage occurs during its extraction. Amniotic fluid stem cells have been demonstrated by scientists from independent research institutions to be effective in animal models of stroke1, heart attack2, liver failure3, colitis4, diabetes5, emphysema6, and kidney injury7. An important activity of amniotic fluid stem cells is that cells derived from one person can be used to treat other people, making them “universal donor” stem cells.

“To date, Creative Medical Technology Holdings has focused on developing therapies using stem cells derived from the same patient. This allows for personalized treatment of conditions such as erectile dysfunction, for which we are running a clinical trial, as well as male infertility, miscarriages, and female infertility, which we are in preclinical stages of development. Based on in-depth discussions with our Scientific Advisory Board and experts in the field, we have decided that amniotic fluid stem cells possess the ideal characteristics for us to select as our source of ‘allogeneic‘ or ’universal donor‘ stem cells to develop for therapeutic applications,” said Timothy Warbington, President & CEO of Creative Medical Technology Holdings.

The amniotic fluid is the liquid that surrounds the fetus and provides nutrient and growth factor support for its development. Amniotic fluid is obtained from routine amniocentesis procedures and is regarded as medical waste.

“Regenerative medicine has substantially advanced through the use of allogeneic stem cells in conditions ranging from post-stroke recovery to heart failure. The majority of companies developing allogeneic stem cells have focused on bone marrow as a starting source. I am optimistic that amniotic fluid stem cells could possess superior therapeutic activity, in part due to the fact that these cells are younger and conceptually more potent,” said Amit Patel, MS, M.D., director of Tissue Engineering and Regenerative Medicine at the University of Utah, and board member of Creative Medical Technology Holdings.

“Numerous studies have shown that after a stroke, the injured brain produces chemicals which selectively attract stem cells,” said Thomas Ichim, Ph.D., and board member of Creative Medical Technology Holdings. “Through specific manipulation of our amniotic fluid derived stem cells, we believe that we are in a position to develop a therapy which allows for intravenous administration of stem cells, which could home into the injured brain and kick-start a process of healing. Current stem cell approaches to stroke require direct implantation of the stem cells into the brain. By developing an intravenous stem cell approach we believe we can overcome several of the hurdles that prevent widespread use of stem cells in stroke patients.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the indicated uses of stem cells derived from amniotic fluid for therapeutic applications for stroke or other patients, timing and content of possible clinical trials to gain approval for use of the amniotic fluid stem cells, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.

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[1]	Tajiri et al. Therapeutic outcomes of transplantation of amniotic fluid-derived stem cells in experimental ischemic stroke. Front Cell Neurosci. 2014 Aug 13;8:227. http://www.ncbi.nlm.nih.gov/pubmed/25165432
[2]	Bollini et al. Amniotic fluid stem cells are cardioprotective following acute myocardial infarction. Stem Cells Dev. 2011 Nov;20(11):1985-94. http://www.ncbi.nlm.nih.gov/pubmed/21534857
[3]	Peng et al. Therapeutic potential of amniotic-fluid-derived stem cells on liver fibrosis model in mice. Taiwan J Obstet Gynecol. 2014 Jun;53(2):151-7. http://www.ncbi.nlm.nih.gov/pubmed/25017258
[4]	Zani et al. Amniotic fluid stem cells improve survival and enhance repair of damaged intestine in necrotising enterocolitis via a COX-2 dependent mechanism. Gut. 2014 Feb;63(2):300-9. http://www.ncbi.nlm.nih.gov/pubmed/23525603
[5]	Villani et al. Amniotic fluid stem cells prevent β-cell injury. Cytotherapy 2014 Jan;16(1):41-55. http://www.ncbi.nlm.nih.gov/pubmed/24210784
[6]	Li et al. Therapeutic effects of amniotic fluid-derived mesenchymal stromal cells on lung injury in rats with emphysema. Respir Res. 2014 Oct 16;15:120. http://www.ncbi.nlm.nih.gov/pubmed/25319435
[7]	Morigi et al. Cell therapy for kidney injury: different options and mechanisms--mesenchymal and amniotic fluid stem cells. Nephron Exp Nephrol. 2014;126(2):59. http://www.ncbi.nlm.nih.gov/pubmed/24854642